EXHIBIT 99.2
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Operator:
Ladies and gentlemen, thank you for standing by and welcome to the Dycom earnings conference. At this time, all lines are in a listen-only mode. Later there will be an opportunity for questions, and instructions will be given at that time and as a reminder, this conference is being recorded. I would now like to turn the conference over to your host, President and CEO, Steven Nielsen. Please go ahead, sir.
Steven Nielsen:
Thank you, Cathy. Good morning, everyone. I would like to thank you for attending our second quarter fiscal 2007 Dycom earnings conference call. With me we have in attendance Tim Estes, our Chief Operating Officer; Richard Dunn, our Chief Financial Officer; and Rick Vilsoet , our General Counsel. Now I will turn the call over to Rick Vilsoet. Rick.
Rick Vilsoet:
Thank you, Steve. Statements made in the course of this conference call that state the Company’s or management’s intentions, hopes, beliefs expectations or predictions for the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s annual report on Form 10-K for the year ended July 29, 2006, and the Company’s quarterly report on Form 10-Q for the quarter ended October 28th, 2006. The Company does not undertake to update forward-looking information. Steve.
Steven Nielsen:
Thanks, Rick. Yesterday we issued a press release announcing our second quarter 2007 earnings. During the quarter, one of our subsidiaries ceased operations, and accordingly, we have reported those results as discontinued. For clarity, our comments with respect to the quarter will be limited to results from continuing operations. In addition, please note that the first quarter of fiscal 2007 includes stock-based compensation expense of $1.6 million versus approximately $900,000 in the year ago quarter. Now for the quarter ended January 27, 2007, total contract revenues were $258.3 million versus $237.1 million, an increase of 8.9%. Net income was $5.6 million versus $3.9 million, an increase of 44%. While fully diluted earnings per share was $0.14 versus $0.10, an increase of 40%. Backlog at the end of the second quarter was $1.40 billion versus $1.26 billion at the end of the first quarter, an increase of $140 million from last quarter. Of this backlog, approximately $829.7 million is expected to be completed in the next 12 months. Please note that with regards to a certain multi-year project relating to fiber deployments, we have included in backlog only those amounts relating to work estimated to be performed during the balance of calendar year 2007. For the second quarter our earnings were above the mid-point of our EPS expectations and up 40% year-over-year due to solid operating performance. Additionally, organic revenue growth was nearly 7% after adjusting for hurricane restoration activities in the year ago quarter of $30.5 million, and acquired revenues in this quarter and the year ago quarter. Gross margin increased

149 basis points from the prior year. The year-over-year increase in gross margin was due in part to improved performance across a number of our businesses, strong VoIP installation activity, work volumes from a large project that increased over 20%, solid and sequentially up spending from a customer which closed its merger during the quarter, and encouraging signs of increased spending from cable operators. G&A was stable sequentially, despite the inclusion of our newly acquired subsidiary, Cable Express, for the entirety of the quarter versus approximately one half of the previous quarter. Cash flow from operations was very strong in the quarter at $50 million. Days sale outstanding was down sequentially and year-over-year at 71 days. Capital expenditures net of disposals totaled $20.6 million, as we prepare for continued organic growth in our normal replacement cycle. Cable Express, our September 2006 acquisition, performed to expectations throughout the quarter and head count at the end of the quarter was 10,134, reflecting normal seasonality and the effect of reductions at our discontinued operation. During the quarter we experienced the effects of a moderately growing overall economy, expenditures by one telephone company which were up sequentially and year-over-year, increased spending by another telephone company which completed its merger, and generally solid seasonal results from telephone companies and cable operators. Despite its merger with BellSouth during the quarter, revenue from AT&T, including legacy BellSouth, was up $4.6 million sequentially and $6.4 million year-over-year after adjusting for $18.9 million in hurricane restoration services in the year ago period. After adjusting for hurricane restoration services in the year ago period, revenues within the legacy BellSouth footprint grew 17.6%. AT&T was our largest customer at $52 million or 20.1% of total revenue. For Verizon, we perform work for its fiber to the premise initiative in the states of Massachusetts, New York, Maryland, Virginia, Florida, Texas and California. Revenue from Verizon was $46.7 million during the quarter, up from $38.7 million in the year ago quarter and up sequentially from $45.5 million in the first quarter of 2007. At 18.1% of revenue, Verizon was our second largest customer. Revenue from Comcast was $29 million. Comcast was Dycom’s third largest customer for the quarter, at 11.2% of revenue. Interestingly, after adjusting for acquired revenue and eliminating hurricane restoration work in prior periods, revenue from Comcast grew 54% year-over-year. This is the first time since the second half of fiscal 2004 that we have experienced two consecutive quarters of year-over-year adjusted organic growth with Comcast. Time Warner was our fourth largest customer with revenues of $21.7 million or 8.4%, reflecting a full quarter’s contribution from our newly acquired subsidiary, Cable Express, as well as increased upgrade and maintenance construction. Embarq, formerly Sprint’s local telephone division, experienced seasonally decreased revenues at $17.3 million, and was our fifth largest customer. Altogether, our top five customers represented 64.5% of revenue, a percentage which reflects strong adjusted organic growth within our top four customers. During the quarter we continued to book new work and renew existing work. For Time Warner, we secured a system upgrade project in North Carolina; from Comcast, renewals of our new built and betterment contracts in the San Francisco Bay area; for Charter, new build and betterment contract renewals in Missouri and Alabama; and in multiple locations we secured annual renewals of installation contracts for Cablevision, Charter, Time Warner and Comcast. With Windstream, we extended our contracts in Georgia for two years, and with Embarq, we extended contracts in North Carolina and Virginia for five years. Finally, we secured a fiber to the home project from TDS Telecom in Tennessee and from Wilkes Telephone in Georgia. Throughout the quarter, Dycom continued to demonstrate strength. First and foremost, we maintained solid customer relationships throughout our markets. Secondly, the strength of those relationships and the value we can generate for our customers has allowed us to be at the forefront of rapidly evolving industry opportunities. We are convinced that the commitment by two RBOC’s to deploy fiber deeper into their networks is increasingly irreversible, and are encouraged by expanding levels of activity nationwide for rural fiber deployments by dozens of different entities, including an increasing number of investor-owned rural local exchange carriers. In fact, it is clear that a rewiring of the nation’s telecommunications infrastructure in order to dramatically expand the provisioning of bandwidth and the delivery of new service offerings has begun across the nation. Additionally, we are pleased with the growth of our installation services for cable operators as those customers deployed telephone services, encouraged with recent wins of several cable bandwidth expansion and voice readiness projects, and heartened by a meaningful and continued upturn in bidding activity for cable operators. And finally, we have maintained our solid financial strength, generating strong cash flows from operations, which has allowed to us make significant capital investments to facilitate future growth, both internally and externally through acquisitions. As the economy continues to expand and our industry continues its own growth, we believe Dycom’s fundamental strength will allow us to remain one of the best positioned firms in our industry, able to exploit profitable growth opportunities. After weighing all of the factors we have discussed today, as well as our current expectations, we have updated our forecast as follows: For the third quarter of fiscal 2007, we anticipate earnings per share of $0.23 to $0.28 on revenues of $275 million to $295 million. This outlook anticipates continued growth in the U.S. economy, seasonally normal weather, no significant storm restoration revenues versus $9 million in the year ago quarter, indicating potential adjusted organic growth of 10% or better, broad solid operating performance, a seasonal increase in other income as we anticipate a sequentially greater number of assets will be sold, and non-cash compensation expense of approximately $1.5 million on a pre-tax basis during the quarter. Now I will turn the call over to Dick Dunn, our CFO. Dick.
Richard Dunn:
Thanks, Steve. Before I begin my review of our second quarter results, I would like to remind everyone that we have discontinued the operations of one of our subsidiaries, Apex Digital, during the current quarter. This action follows our previously announced decision to terminate the performance of installation services for a satellite broadcast provider. The after-tax results of the discontinued operations have been excluded from income from continuing operations, and will be included as a separate line on the face of the income statement for all periods presented. With regard to the balance sheet, the current and non-current assets and liabilities of the discontinued operations have been presented separately. For the purposes of my financial review, all references, unless otherwise indicated, will relate to the results from continuing operations excluding the impact of discontinued operations. Now beginning with the income statement, contract revenues for the current quarter were $258.3 million, up 8.9% from last year’s second quarter of $237.1 million. Excluding revenues attributable to subsidiaries acquired during or subsequent to the second quarter of fiscal year 2006, revenues for the current quarter would have been $208.4 million versus the prior year’s $225.4 million, which included $30.5 million of storm restoration work. Excluding the impact of acquisitions and storm restoration work, revenues grew organically by 7%. Contract revenues for the six month period ended January 27th increased 7.8% to $528.8 million versus fiscal year 2006’s revenue of $490.7 million. Excluding revenues attributable to subsidiaries acquired during or subsequent to the second quarter of fiscal year 2006, revenues for the current quarter would have been $435.3 million versus the prior year’s $479 million, which included $53.8 million of storm restoration work. For the quarter, the top five customers accounted for 64.5% of contract revenues versus 65% for the prior year’s second quarter. For the six months ending January 27th, sales for the top five customers as a percent of the total were 61.8% versus 64.3% for the prior year. The top five customers and their respective percentages for Q2 of fiscal year 2007 and 2006 are as follows: Beginning with Q2 of fiscal year 2007, AT&T, which includes revenues from former BellSouth, 20.1%; Verizon, 18.1%; Comcast, 11.2%; Time Warner, 8.4%; and Embarq at 6.7%. And turning to the second quarter of fiscal year 2006, AT&T again, including BellSouth, 27.2%; Verizon, 16.3%; Comcast 8.6%; Embarq, 8.1%; and Charter, 4.8%. Income from continuing operations for the second quarter was $5.6 million versus $3.9 million in fiscal year 2006. This represents an increase of 43.6%. Income from continuing operations for the six months ended January 27th was $15.2 million versus last year’s $14.4 million. Fully diluted earnings for the quarter were $0.14 per share versus $0.10 per share in the prior year’s second quarter. Fully diluted EPS for the six month period ended January 27th was $0.37 per share versus last year’s $0.33 per share. Operating margins for the second quarter increased by 52 basis points, coming in at 4.64% versus last year’s 4.12%. This increase was due to 149 basis point decrease in cost of earned revenue, partially offset by a 46 basis point increase in general and administrative costs, and a 51 basis point increase in depreciation and amortization. General and administrative expense costs for the quarter include a charge of $1.6 million for stock-based compensation expense versus a charge of $855,000 for the prior year’s quarter. Operating margin for the six month period ending January 27th increased 44 basis points, coming in at 5.79% versus last year’s 5.35%. This increase was due to a 135 basis point decrease in cost of earned revenues, partially offset by a 53 basis point increase in general and administrative costs, and a 38 basis point increase in depreciation and amortization. General and administrative costs for the six month period include a charge of $3.3 million for stock-based compensation expense versus a charge of $1.9 million during the prior year’s period. The effective tax rate for the quarter and six month periods were 39.9% and 39.6% respectively versus 40.7% and 39.9% for the prior year’s three and six month period. Interest expense for the quarter and six month periods was $4.0 million and $7.7 million respectively versus $4.0 million for the prior year’s quarter and $4.9 million for the prior year six month period. The increase in the six month expense was primarily due to the inclusion of a full six months of interest for our $150 million senior subordinated note in the current fiscal year. These notes were not outstanding for the entire six month period of fiscal year 2006. Interest income for the current quarter and six month period was $234,000 and $627,000 respectively versus $523,000 for the prior year’s quarter and $1.2 million for the prior year six month period. For the quarter, our cash flow from operating activities was $50.4 million. The primary components of this cash flow were net income of $5.6 million, depreciation and amortization of $14.4 million, and reductions of working capital and other items of approximately $30.4 million. Investing activities, primarily consisting of net capital expenditures of $20.6 million, resulted in the use of $21.6 million. Financing activities for the quarter required the use of $21.9 million in cash. The primary components of this amount were at net borrowing paydowns of $21.2 million. Debt, net of cash, at the end of the quarter was $163.4 million, a decrease of $28.2 million from the prior quarter’s balance of $191.6 million. This decrease was attributable to operating cash flow generated during the quarter. During the current quarter, net receivables decreased $26.1 million to $120.1 million, resulting in a DSO of 42.3 days. This figure represents a decrease of 6.9 days from the last quarter’s DSO of 49.2 days. Net unbilled revenue balances decreased in the quarter from $85.6 million to $80.3 million, resulting in a DSO of 28.3 days, a decline of 0.5 days from last quarter’s figure of 28.8 days. On a cumulative basis, the combined DSO for our trade receivables and net unbilled revenues decreased from 78 days to 70.6 days, a decrease of 7.4 days. During the current quarter, revenues from multi-year master service agreements represented 74.7% of contract revenues versus 57.9% for the second quarter of the prior year. Revenue from long-term contract and multi-year master service agreements represented 86% of contract revenues versus 71.5% for Q2 of the prior fiscal year. Steve?
Steven Nielsen:
Thanks, Dick. Now, Kathy, we’ll open the call for questions.
Operator:
Simon Leopold, Morgan Keegan.
Simon Leopold:
First let me ask two quick housekeeping, and then more of a thematic question. On the housekeeping side, if you could round out the list of top 10 customers as you have in the past. Also, I just wanted to get an understanding regarding your depreciation and amortization line, it stepped up a little bit more this quarter than I was thinking it would. If you could talk to, is there any one-time things in there and how that trends? And then, finally, if you could discuss some of the trending that’s implied in your forecast? In other words, the higher sales outlook, how much of that is coming from the MSO market and Voice-over-IP installation, and how much of that is coming from perhaps the upgrade initiatives with customers like Verizon, and how you looked at trending through the remainder of this beyond the April quarter? Thank you.
Steven Nielsen:
Okay, Simon. Dick, why don’t you go ahead and run through the balance of the top 10 customers.
Richard Dunn:
Yes, the customers we moved down to Charter, and I will give you a percent, was 4.36%. Windstream, 3.1%, Qwest, 2.8%; Questar Gas, 2.5%; and Cablevision, 1.7%. On the depreciation, mechanically Simon, about half of the increase was associated with just the inclusion of the recent acquisition, Cable Express, for a full quarter versus a portion of the prior quarter last time. And the remainder would have been associated with just capital expenditures during the year.
Simon Leopold:
So it will be in a similar level going for the next couple quarters?
Richard Dunn:
Yes, we would expect so.
Steven Nielsen:
Yes, there were no one-time extraordinary issues running through the line. The bulk of it was just to reflect the acquisition. With respect to trending, Simon, I think the answer to your question is all of the above. I think we see increased activity on the VoIP side. If you followed Comcast announcement not quite a month ago, they see revenue generating units going up 30% to 35% this year, that is certainly driving activity. We also see, as we saw this quarter, good activity with both Verizon and AT&T in terms of their fiber initiatives. I think generally, and this is indicated by some of the smaller projects, but there are additional data points on some of these rural fiber initiatives, that there is just an increasing appetite for fiber deployments by lots of different entities in the economy. So I think that’s it and then we also are seeing some of the upgrade work that is flowing at this point, predominantly through Time Warner of the Adelphia properties that they took control of last summer.
Simon Leopold:
What was the split this quarter between cable guys and traditional telcos?
Richard Dunn:
Let me give you the percents. Telecom was 47.6%, Cable TV installation 28.6%, Locating 18%, and the remainder just under 6%.
Simon Leopold:
Great. Thank you very much.
Operator:
John Rogers, D.A. Davidson.
John Rogers:
Steve, I was wondering if you could talk a little bit about the regional differences? Organic growth is picking up, and you see a lot in the news about licensing agreements and I am just wondering how that’s affecting your business, and whether you’re seeing direct impacts from that?
Steven Nielsen:
I assume, John, you’re talking about video franchising?

John Rogers:
Yes, exactly, and whether that’s having an impact yet.
Steven Nielsen:
I think the way we thought about video franchising for several years is that, as time passes, it is becoming easier to secure for the new entrants, so there is lots of state-level activity. There is activity in Florida, North Carolina, I mean California has already adopted it. So there is lots of that activity and where the activity is not at a state level, even where it is at kind of a municipality by municipality level, most of those agreements require some kind of commitment by the new entrant to build out the network over some number of years. It could be five years, three years, seven years. So that just to us is just increasing support for the thesis that they’re committed and as they get more franchises, they’re committed to spend more money to build out the networks.
John Rogers:
And as those agreements are put in place, are you seeing it in terms of immediate investment behind it?
Steven Nielsen:
It varies from state to state, John. I think it is public that when Verizon received a state-wide franchise in New Jersey, they were very aggressive in their public pronouncements on the amount of capital that they were going to deploy. These are big networks, they can’t just get them built over a weekend. So there is a planning phase, even after they’ve secured the franchises. But generally, it just supports an increased level of activity. And I think the other thing which has always been our approach to the convergence of our customers, is often times, there is an opportunity with the new entrant, but there is also a good opportunity with the current incumbent, who is also trying to strengthen their network in anticipation of new competition. So it really has a twofold impact, both new deployments and enhancements to the existing network.
John Rogers:
And I am sorry, but, Dick, when you gave us the comments on the second five largest, I missed number six and seven.
Steven Nielsen:
I believe it was Charter and Windstream.
Richard Dunn:
That’s correct. Charter at 4.4% and Windstream at 3.1%.
John Rogers:
Okay, thank you.
Richard Dunn:
Sorry about my pronunciation.

Operator:
Alex Rygiel, Friedman, Billings, Ramsey.
Alex Rygiel:
Nice quarter, gentlemen. Steve, you mentioned something about sale of equipment in your guidance for the April quarter. Could you repeat that?
Steven Nielsen:
Yes. All we said, Alex, was that in the April quarter, our other income line will increase slightly from where it was in the second quarter. It does every year because we tend to sell older assets in the spring. And so we think that that will go up, although it won’t go up based on our current forecast, to last year’s level, but it will go up slightly from where it is in the second quarter.
Alex Rygiel:
And you had a great quarter, with organic revenues up 7% year-over-year, your guidance is suggesting organic revenue growth of 10% year-over-year. That’s obviously excluding hurricane effects and what not. But when we look at your backlog, obviously there is a lot of noise in how you account for different customers and the different time periods reflected in that backlog. Can you help us to understand what your organic growth in backlog looks like right now?
Steven Nielsen:
We talked about that on the last call. I am not sure that I can quantify it in a way that would be helpful. I think what I would look to, is that as we got past a number of annual renewals, particularly in the installation business and to some degree in the telephone business, that our next 12 months backlog jumped to $830 million or thereabout sequentially from the $716 million level in October. I think the other thing to keep in mind with respect to backlog growth, is we have always, and continue to take a conservative view as to how we value backlog on recurring master service agreements. And so we look backwards for a run rate, and apply that times the remaining term. And so in a period of organic growth, that can, depending on the situation and perspective, result in a conservative estimate of forward backlog.
Alex Rygiel:
And I find it interesting that Verizon’s revenues were actually up sequentially, in what I would have thought would have been a seasonally weaker period, like in prior periods. Did you pick up market share inside Verizon?
Steven Nielsen:
No, that’s the same footprint, Alex. We had an uptick in areas that we’re able to work, and even in areas that in the past might have seasonally stopped their activities midway through November, continued a little bit longer because they had to work to do this year, that in prior periods they didn’t.

Alex Rygiel:
Conceptually, can you comment on the profitability of the work with Verizon? Is it the same, maybe a little bit better because you’re a little bit smarter today, or a little bit worse than a year or two years ago?
Steven Nielsen:
Well, we hope we get a little smarter every day. But I think with respect to Verizon, the program is becoming more mature, the flow of the work orders, the pace of the work, the planning with our customer. Everything is becoming more routine. As that becomes more routine, it is easier for us to plan and make sure that we’re as cost effective as possible. So, clearly it was a nice contribution in the second quarter, and we expect that to continue.
Alex Rygiel:
And one last question. BellSouth’s revenues were actually, or AT&T BellSouth, was actually up very nicely on a sequential basis. I’ve got to assume you picked up some pretty significant market share in the quarter. Could you expand upon that?
Steven Nielsen:
Yes, we took a look at that specifically, and we did add a significant contract that we had talked about last quarter in Florida. And actually, I think we looked at this on an individual contract basis. It is actually our largest contract with the legacy BellSouth portion of AT&T. Although, even when we back out activity under that contract, even within the balance of our footprint, we still had sequential growth.
Alex Rygiel:
Great. Thank you very much.
Operator:
Alan Mitrani, Sylvan Lake Asset Management.
Alan Mitrani:
Dick, can you give us what gross CapEx was in the quarter?
Richard Dunn:
Sure. Let me flip to that page.
Steven Nielsen:
Alan, I think there was a couple million.
Richard Dunn:
About $2 million.
Steven Nielsen:
$2 million of disposals.

Alan Mitrani:
$2 million of disposals?
Richard Dunn:
Yes, $22.8.
Alan Mitrani:
$22.8. Okay. And can you give us a sense of what you think you’re going to spend for the full year in CapEx now?
Steven Nielsen:
Yes, what we’re seeing right now, Alan, with some of the growth opportunities we’re forecasting, we think on a net basis, because we will have disposals this quarter and in the fourth quarter, we think somewhere around $55 million.
Alan Mitrani:
$55 million, net. Okay.
Steven Nielsen:
Yes.
Alan Mitrani:
Also, Steve, you’ve talked about it a lot, that you think a couple years into a recovery, you could start seeing margins that were similar to historical levels. Historically, going back over the last six, seven years, you’ve done gross margins north of 20% in many years. The last couple have been a little tougher. Can you give us your sense as so where we are in the cycle of margin recovery, gross margin recovery?
Steven Nielsen:
We don’t see anything fundamentally about the business that’s changed with that perspective. And I guess all I would say, and we just have a couple, three quarters of data points, but it is nice to be able to get on a call and talk about year-over-year EPS growth and year-over-year gross margin growth. So we will do what we need to do as management to take advantage of opportunities to keep that trend going.
Alan Mitrani:
And can you talk a bit also about, regarding BellSouth, a lot of the equipment vendors said they saw a meaningful drop off in the calendar fourth quarter. It didn’t seem to show as BellSouth was being integrated into AT&T and the deal closed late, it didn’t seem to be impacting your business. Can you just talk about why not, and whether you have seen also a recovery or a strong forecast for BellSouth for so far the first half of ‘07, as many of the equipment vendors have indicated?
Steven Nielsen:
Yes, we did not see a fall off at all. I think that goes to both the maintenance element of what we do, and also the importance on the capital side of the bandwidth expansion that they’re building into their network through fiber to the node placements. We continue to see that activity to be very important to legacy BellSouth, now that they’re AT&T. I think that’s their primary focus on the outside plant side. We’ve had opportunities to expand some services with respect to deployment of the cabinets that are required for fiber to the node into Florida as a result of this new contract that we secured and so we think that it appears very important to AT&T to move ahead. And we’re seeing activity levels that support that view.
Alan Mitrani:
Okay. Thanks.
Operator:
Simon Leopold, Morgan Keegan.
Simon Leopold:
A number of your peers in the construction engineering industry talked about the recent quarter as having better weather, giving them more days to work. Just wondering if you could quantify how much the better weather we had, particularly in the December time frame, helped you in providing you upside to sales this quarter versus maybe normal seasonality? Thanks.
Steven Nielsen:
Yes, Simon. I think, as always, with our quarter that’s one month out of phase with calendar quarter filers, I would say that November was typical, December was better, and January wasn’t that great. And so from our perspective, on a January quarter ending, it was fairly typical weather. So, now if we had pro forma’d October in and January out, I would say it was probably pretty good weather for the calendar folks, because it was for us. But on a January basis, I think fairly typical.
Simon Leopold:
Great. Thank you for that.
Operator:
Thank you. And we have no further questions.
Steven Nielsen:
Thank you, everyone, for your time and attention. And we’ll speak to you the week before Memorial Day in May. Thank you.
Operator:
Ladies and gentlemen, that does conclude our conference for today. Thank you for your participation and for using AT&T Executive Teleconference. You may now disconnect.